Exhibit 5.1

April 18, 2019

To:
Foamix Pharmaceuticals Ltd.
2 Holzman Street, Weizmann Science Park
Rehovot, 7670402
Israel

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel for Foamix Pharmaceuticals Ltd., an Israeli company (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on the date hereof pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), covering up to (a) 6,000,000 ordinary shares of the Company, par value 0.16 NIS per share (“Ordinary Shares”), issuable upon exercise of options and restricted share units under the Company’s 2019 Equity Incentive Plan (the “2019 EIP”), and (b) an additional 5,400,000 Ordinary Shares issuable under the Company’s 2019 Employee Share Purchase Plan (the “2019 ESPP”). The Ordinary Shares issuable under the 2019 EIP and 2019 ESPP shall be referred to as the “Shares”.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the resolutions of the compensation committee and the board of directors of the Company dated February 21, 2019, and February 28, 2019 the minutes of the annual general meeting of the Company that took place on April 10, 2019, in which the adoption of the 2019 EIP and the 2019 ESPP and the reservation of the Shares for issuance thereunder were approved by the Company’s shareholders, the Registration Statement, the Company’s amended Articles of Association (the “Articles”) and such other agreements, certificates, resolutions, minutes and restates and other statements of corporate officers and other representatives of the Company and other documents as we have deemed necessary or appropriate as a basis for this opinion.

In rendering our opinion, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents. We have assumed the same to have been complete and accurate. We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s compensation committee, board of directors and annual general meeting of the shareholders which have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws. In addition, we have assumed that the Company will receive the full consideration for the Shares (which may consist, in part or in full, of services performed for the Company).

Members of our firm are admitted to the Bar of the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and reserved for issuance and, subject to the requisite corporate approvals will be, when issued and paid for in accordance with the terms of the 2019 EIP and 2019 ESPP and the related awards and agreements, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

Herzog Fox & Neeman